GREENESTONE

July 11, 2014

Venture Academy Inc.,
Venture Academy Ontario Inc.
Gordon Hay

Re: Exclusive Letter of Intent

Dear Mr. Hay et al,

This letter agreement ("Letter of Intent") sets forth some of the key terms and conditions for a potential transaction (the "Transaction") involving Greenestone Healthcare Corporation, a United States-based publicly traded company with a business address in Toronto Canada as the purchaser (the "Purchaser") Gordon Hay and Venture Academy Inc. and Venture Academy Ontario Inc., British Columbia and Ontario-based private companies respectively, as the seller (the "Seller").

The Transaction is for the purchase of the assets and business known as Venture Academy in Ontario and British Columbia.

The particular structure and payment of the consideration for the Transaction, outlined below, are subject to due diligence review by both the Purchaser and the Seller (the "Parties") of each other. The provisions of this Letter of Intent are not binding on any Party except for the confidentiality and exclusivity provisions which shall be legally binding and enforceable.

1. Definitive Agreement. The parties shall endeavor to incorporate the terms and conditions expressed herein, in mutually acceptable Definitive Agreements. The Definitive Agreements shall include, but shall not be limited to an Asset Purchase Agreement and employment or manager agreements for certain key executives as designated by the Purchaser, including the future roll of Gordon Hay with the Purchaser. The definitive agreements shall be completed by the end of the exclusivity period as defined on paragraph ten hereof at which time the Definitive Agreements shall become binding upon the Parties.

2. Non-Binding Nature. This letter of intent is non-binding upon the Parties. The obligations of the Purchaser are expressly conditional upon its completion of a due diligence review of the assets and business of the Seller as contemplated herein. If for any reason the Purchaser is not satisfied with the results of its due diligence review, it may terminate this letter of intent by providing the Seller with written notice of such termination provided, however, that the obligations of the Purchaser contained in paragraph three hereof shall survive the termination for a period of one year from the date of this letter.

3. Confidentiality. The existence of this letter and its contents are intended to be confidential and are not to be discussed with or disclosed to any third party, except: (i) with the express prior written consent of either Party hereto; (ii) as may be required or appropriate in response to any summons, subpoena, or discovery order or to comply with any applicable law, order, regulation (including SEC

regulation), or ruling; (iii) as the Parties, or their designees, reasonably deem appropriate in order to perform tasks related to due diligence, the negotiation of documentation, and the like; or (iv) the Purchaser's advisors, accountants, legal counsel, et al.; and (v) to other potential co-investors or partners that the Purchaser may from time to time engage in discussions with regarding the Transaction, provided that such discussions are in no way inconsistent with the intent of the Parties as per this letter.

4. Affiliated and Introduced Parties. Seller agrees that the Purchaser may disclose to affiliated parties and co-investors ("Affiliated Parties") of the Purchaser certain confidential information and may introduce the Seller to Affiliated Parties that may have an interest in the Transaction (the "Introduced Parties"). The Seller agrees not to attempt to induce Affiliated Parties to engage in a transaction other than the Transaction contemplated herein.

5. No Oral Agreements. Subject to the foregoing, this letter sets out the Parties' understanding as of this date, and there are no other written or oral agreements or understandings among the Parties.

6. Purchase Price. Based on the Purchasers preliminary review of preliminary financial documents and the operating history of the Seller, the Purchaser concludes that the enterprise value of the Seller to be $3,700,000.00 (three million seven hundred thousand Canadian dollars) on a cash free, debt-free basis (the "Purchase Price"). The purchase price shall be subject to adjustment based on the amount by which the Net Working Capital is less than zero. Net working Capital is to be defined in the definitive Agreements. Purchaser will take over leases and all material contracts.

7. Real Estate Option. Real estate owned by the Hay family or companies controlled by the Hay family on East Kelowna Road and on Bennett Road in Kelowna British Columbia are not included in the Purchase Price. The East Kelowna Road property including architectural drawings for a 60-bed Venture Academy Boarding School thereon, will not be sold or otherwise improved for six months after Closing. For the following six months after that, the Purchaser will have first right of refusal to purchase the property and architectural drawings for $680,000.00 (six hundred and eighty thousand Canadian dollars). The Bennett Road property is a five bedroom 4000 square foot lake-view home which has regulatory approval to house Venture Academy clients. This property may be available for purchase by the Purchaser in the first twelve months after Closing for $675,000.00 (six-hundred and seventy-five thousand Canadian dollars). There are no holds or right of refusal with the Bennett Road property. The property at 3761 Horseshoe Valley Road West, Menesing Ontario, used in current daily operations and known as "The Campus" is included in the Purchase Price.

8. Payment of Purchase Price. The payment of the Purchase Price will be by way of $3,000,000.00 (three million Canadian dollars) in cash and $700,000.00 (seven-hundred thousand Canadian dollars) by way of a Two Year Secured Convertible Note bearing interest at 4% and secured against the Menesing Ontario property (the "Note"). The Note shall be convertible into shares of the Purchaser at a price to be determined and defined in the Definitive Agreements.

9. Expenses. Each of the Parties hereto agrees to be responsible for their respective legal costs, professional fees and expenses, and other transaction costs incurred to pursue the Transaction regardless of which party terminates the Transaction or if the Transaction is terminated for any and all reasons.

10. Exclusivity. From the date hereof through September 30, 2014, neither the Seller nor any of its representatives or agents shall directly or indirectly solicit or engage in negotiations with any other person or entity which seeks to, or expresses an interest in, acquiring all or any substantial part of the assets, stock or interests in the Seller, for the purpose of otherwise effecting a transaction.

11. Books and Records. From and after the execution of this letter by the Parties and until the Termination Date, as defined below, the Seller will permit the Purchaser's representatives to undertake a review of the Seller, including a review of its books and records and grant complete access during the due diligence process to all books and records and employees Purchaser deems

necessary to complete its due diligence. Access to information may be provided in a third party virtual "due diligence room" at the sole discretion of the Seller on a reasonable but time-limited basis. It is expected that the due diligence review will confirm an approximate EBITDA for the Seller of $600,000.00 (six-hundred thousand Canadian dollars) annually.

12. Employees. Purchaser will agree to hire all employees on terms that are as good or better than their current terms and conditions.

13. Closing Date. This Agreement shall terminate on the earlier to occur of: (i) execution of the Definitive Agreements; or (ii) October 1, 2014 (the earlier of which shall be deemed the "Termination Date").

14. Disclosure. The Purchaser will need to file and disclose the entering into this Letter of Intent within five days of signing to Securities and Exchange Commission of the United States.

15. Governing Law. This Term Sheet shall be governed in all respects by the laws of the province of British Columbia and/or the Province of Ontario.

16. Expiry. This Term Sheet expires at 5:00PM Eastern Time on Monday July 14, 2014 if not accepted by the Seller by that date.

If the terms and conditions of this letter are in accord with your understanding, please sign and return the enclosed counterpart.

Shawn Leon
CEO Greenestone Healthcare Corporation

Gordon Hay — JULY 11 2014

Gordon Hay
President, Venture Academy Inc. — JULY 11 2014

Gordon Hay
President, Venture Academy Ontario Inc. — JULY 11 2014